Exhibit 12 (b)

Xerox Corporation
Computation of Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges, the ratio of combined earnings to fixed charges and preferred stock dividends, as well as any applicable deficiency of earnings are determined using the following applicable factors:

Earnings available for fixed charges are calculated first, by determining the sum of: (a) income (loss) from continuing operations before income taxes, adjustment for minorities’ interests and equity income or loss, (b) fixed charges, as defined below, (c) amortization of capitalized interest and (d) distributed equity income.  From this total, we subtract (a) capitalized interest and (b) preferred security dividend requirements of our consolidated subsidiaries and any accretion in the carrying value of the redeemable preferred securities of our consolidated subsidiaries.

Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness, (c) that portion of rental expense that is representative of the interest factor and (d) the amount of pre- tax earnings required to cover preferred security dividends and any accretion in the carrying value in the redeemable preferred securites of our consolidated subsidiaries.  Note, in our calculation, all of the dividends and related carrying value accretion of the preferred securities of our consolidated subsidiaries are tax deductible, which are those referenced in Note 17 to the Consolidated Financial Statements included in our 2001 Annual Report incorporated by reference in our Form 10-K under the caption, “Company-Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debentures of the Company.”  Therefore, the amount of pre-tax earnings required to cover the dividend requirements and accretion, are equal to the amount of such dividends and accretion.

Preferred stock dividends used in the ratio of earnings to combined fixed charges and preferred stock dividends consist of the dividends paid on our Series B Convertible Preferred Stock.  These dividends are tax deductible.

	Nine Months Ended September 30,

	2002	2001
(In millions)		Restated (1)

Fixed charges:
Interest expense	$524	$706
Portion of rental expense which represents interest factor	63	83

Total fixed charges before capitalized interest and preferred security dividends of consolidated subsidiaries	587	789
Preferred security dividends of consolidated subsidiaries	107	54

Total fixed charges	$694	$843

Earnings available for fixed charges:
Earnings (2) (3) (4)	$346	$369
Less: Undistributed equity in income of affiliated companies	(24)	(2)
Add: fixed charges before capitalized interest and preferred security dividends of consolidated subsidiaries	587	789

Total earnings available for fixed charges	$909	$1,156

Ratio of earnings to fixed charges	1.31	1.37

(1)	As restated. Refer to Note 2 to the consolidated financial statements incorporated by reference in our 2001 Annual Report on Form 10-K.

(2)	(Earnings is derived from our consolidated statements of income, included in our financial statements, as the Sum of: (a) Income (Loss) before Income Taxes (Benefits), Equity

Income, Minorities’ Interest, Cumulative Effect of Change in Accounting Principle and (b) Equity in net income of unconsolidated affiliates.

(3)

Earnings include the effect of the adoption of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The applicable portion of this Statement rescinds SFAS No. 4 “Reporting Gains and Losses from Extinguishment of Debt” which required all gains and losses from extinguishment of debt to be aggregated and, when material, classified as an extraordinary item net of related income tax effect. Accordingly, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented and that does not meet the criteria in Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations—Reporting the Effects of Disposal of a segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” for classification as an extraordinary item, was reclassified. As a result of adopting SFAS No. 145, the extraordinary gain on extinguishment of debt previously reported was reclassified to Other expenses, net and is therefore included in Earnings and Total earnings available for fixed charges in the accompanying table.

(4)

Earnings for the nine months ended September 30, 2002 excludes the amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.”  For additional information regarding the adoption of SFAS No. 142 and its effects on Earnings and Total earnings available for fixed charges, refer to Note 3 to the Condensed Consolidated Financial included in this Quarterly Report on Form 10-Q.

Xerox Corporation
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Nine Months Ended September 30,

	2002	2001
(In millions)		Restated (1)

Fixed charges:
Interest expense	$524	$706
Portion of rental expense which represents interest factor	63	83

Total fixed charges before capitalized interest and preferred stock dividends	587	789
Preferred security dividends of consolidated subsidiaries	107	54
Preferred stock dividends	67	13

Total combined fixed charges and preferred stock dividends	$761	$856

Earnings available for fixed charges:
Earnings (2) (3) (4)	$346	$369
Less: Undistributed equity in income of affiliated companies	(24)	(2)
Add: fixed charges before capitalized interest preferred security dividends of consolidated subsidiaries and preferred stock dividends	587	789

Total earnings available for fixed charges	$909	$1,156

Ratio of earnings to combined fixed charges and preferred stock dividends	1.19	1.35

(1)	Same as above.
(2)	Same as above.
(3)	Same as above.
(4)	Same as above.